Exhibit 99.1
Contact:
Jim Pluntze
NaviSite, Inc.
978.946.8615
sbyers@navisite.com
NaviSite Reports Second Quarter Fiscal Year 2009 Financial Results
Total Revenue of $37.7 million and
EBITDA $8.8 million
Andover, MA. March 5, 2009 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of enterprise hosting solutions and application services, today reported financial results for the second quarter of fiscal year 2009 which ended on January 31, 2009.
•	Total revenue for the quarter ended on January 31, 2009 was $37.7 million, representing a year-over-year decrease of 3% and sequential decrease of 6% due to the continued and anticipated decrease in our professional services revenue in the quarter

•	Enterprise Hosting revenue which includes the recurring portion of Application Services revenue was $35.3 million for the second quarter representing a year-over-year increase of 6% and flat sequentially due to the negative effects of foreign exchange on revenues from our UK subsidiary of approximately $0.7 million for the second quarter compared to the first quarter of fiscal 2009

•	Income from operations for the second quarter was $1.6 million representing a 16% year-over-year increase and a sequential increase of 185%

•	EBITDA, excluding stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges (“EBITDA”), for the second quarter was $8.8 million representing a year-over-year increase of 3% and a sequential increase of 2%

•	Net loss attributable to common stockholders for the second quarter was $3.3 million, or $0.09 per share as compared to a net loss attributable to common stockholders of $2.9 million and a loss per share of $0.08 in the previous year

•	Cash provided from operating activities for the second quarter of fiscal year 2009 was $2.5 million
Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

“Although Total Revenue was down sequentially from the First Quarter, our core Enterprise Hosting Revenue showed positive growth after taking into consideration the negative impact of the strengthening dollar against the British Pound and EBITDA increased from the prior Quarter.” said Arthur Becker, Chief Executive Officer of NaviSite.
Quarterly Business Highlights
•	Booked approximately $0.7 million of new monthly recurring hosting revenue (MRR) in the second quarter of fiscal year 2009, an increase from the $0.6 million booked in the first quarter of fiscal year 2009

•	Signed $18.9 million of total hosting contract value with an average contract term of 27 months during the second quarter for recurring applications services and enterprise hosting business compared to $12.6 million of hosting contract value bookings in the previous quarter

•	Signed professional services contracts with a total value of $0.8 million during the second quarter of fiscal year 2009 compared to $5.9 million in the second quarter of fiscal year 2008 and $3.0 million in the prior quarter

•	Customer churn, defined as the loss of a customer or a reduction in a customer’s monthly revenue run rate from our overall active customer pool, was 1.0% per month during the quarter compared to 1.4% in the prior quarter and 1.5% a year ago.
Guidance:
NaviSite will provide guidance for the third quarter of fiscal year 2009 on its earnings call.
Conference Call Scheduled for March 5, 2009
NaviSite, Inc. Chief Executive Officer, Arthur Becker, and Chief Financial Officer, Jim Pluntze will host a conference call on Thursday March 5, 2009 at 5:00 p.m. Eastern Time to discuss the Company’s results for its second quarter of fiscal year 2009.
NaviSite’s conference call can be accessed by dialing 866.804.6928 (International: 857.350.1674) and entering passcode 62521877. Alternatively, participants can listen to a live webcast of the call available through NaviSite’s website at http://navisite.com/investors/events. A replay of the call will be accessible following the conference call by dialing 888-286-8010 (International: 617-801-6888) and using passcode 56246027.
EBITDA:
Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

EBITDA is not a recognized measure for financial statement presentation under United States generally accepted accounting principles (U.S. GAAP). The Company believes that the non-GAAP measure of EBITDA provides investors with a useful supplemental measure of the Company’s actual and expected operating and financial performance by excluding the impact of interest, taxes, depreciation and amortization. The Company also excludes impairment costs, stock-based compensation, severance, discontinued operations, and other non-operational charges from its non-GAAP measure, as such items may be considered to be of a non-operational nature. EBITDA does not have any standardized definition and therefore may not be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating the Company’s actual and expected operating and financial performance. These non-GAAP results should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with U.S. GAAP. A table reconciling the Company’s net loss, as reported, to EBITDA is included in the condensed consolidated financial statements in this release. The Company believes that using EBITDA as a performance measure, together with net loss, will help investors better understand the Company’s underlying financial performance.
About NaviSite
NaviSite is a leading provider of enterprise hosting and application solutions. Customers depend on NaviSite for managed application services, application development, implementation and management on its web infrastructure platforms in 16 state-of-the-art data centers supported by more than 650 professionals. NaviSite provides customized and scalable solutions leveraging its broad range of application development capabilities, packaged software implementation expertise, deep portfolio of best in class technologies and a full suite of web-hosting and internet infrastructure options. For more information, please visit www.navisite.com.
###
This release contains forward looking statements, which address a variety of subjects including the expected future operating and financial results, including profitability, revenue growth and EBITDA, success and performance of NaviSite’s product and service offerings, and NaviSite’s strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact, including without limitation those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward looking statements: general economic conditions and changes in economic conditions; NaviSite’s success, including its ability to improve its gross profit, improve its cash flows, expand its operations and revenue, and reach and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility
Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

that financial forecasts of the Company may not be achieved, including those as to expected EBITDA and revenue, or an inability to realize expected synergies or make expected future investments in NaviSite’s businesses or NaviSite may be unable to raise the necessary funds to meet its payment obligations to its lending group under its senior secured credit facility and other creditors; NaviSite’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; NaviSite may not be able to expand its operations in accordance with its business strategy; NaviSite may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; NaviSite’s acquisition of companies and businesses may not produce expected cost savings, operational efficiencies or revenue; NaviSite’s products, technologies, and resources may not successfully operate with the technology, resources and/or applications of third parties; NaviSite derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage NaviSite’s financial condition and results of operations; and increased competition and technological changes in the markets in which NaviSite’s competes. For a detailed discussion of cautionary statements that may affect NaviSite’s future results of operations and financial results, please refer to NaviSite’s filings with the Securities and Exchange Commission, including NaviSite’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us. All logos, company and product names may be trademarks or registered trademarks of their respective owners.
Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NaviSite Financial Tables
Net Loss to EBITDA Reconciliation

	For the Three Months Ended
	January 31, 2009	January 31, 2008
	Unaudited
	(In thousands)

Net loss, as reported	$(2,491)	$(2,139)

Depreciation	4,010	3,186
Interest income/expense, net	3,738	2,947
Income taxes	499	500
Amortization	1,832	2,208

EBITDA	7,588	6,702

Stock based compensation	768	1,271
Severance	114	113
Discontinued operations	50	237
Transaction fees, integration costs, settlements	257	228

EBITDA (excludes impairment costs, stock based compensation, severance, loss on debt extinguishment and transaction fees, integration costs and settlements)	$8,777	$8,551

	For the Six Months Ended
	January 31, 2009	January 31, 2008
	Unaudited
	(In thousands)

Net loss, as reported	$(5,038)	$(6,509)

Depreciation	8,047	5,855
Interest income/expense, net	6,778	5,490
Income taxes	998	913
Amortization	3,670	3,926

EBITDA	14,455	9,675

Stock based compensation	1,737	2,508
Severance	645	275
Discontinued operations	67	551
Loss on debt extinguishment	—	1,651
Transaction fees, integration costs, settlements	485	790

EBITDA (excludes impairment costs, stock based compensation, severance, loss on debt extinguishment and transaction fees, integration costs and settlements)	$17,389	$15,450

Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NaviSite Financial Tables

Condensed Consolidated Statements of Operations

	For the Three Months Ended		For the Six Months Ended
	January 31, 2009	January 31, 2008	January 31, 2009	January 31, 2008
	Unaudited		Unaudited
	(In thousands, except per share amounts)		(In thousands, except per share amounts)

Revenue	$37,548	$38,831	$77,326	$74,863
Revenue, related parties	111	72	194	147

Total revenue	37,659	38,903	77,520	75,010

Cost of revenue, excluding stock compensation, restructuring, depreciation and amortization	19,650	21,098	41,002	41,401
Depreciation and amortization	5,669	5,216	11,372	9,403
Stock compensation	312	636	691	1,191
Restructuring charge	(5)	—	209	—

Cost of revenue	25,626	26,950	53,274	51,995

Gross profit	12,033	11,953	24,246	23,015

Operating expenses:
Selling and marketing, excluding stock compensation and restructuring	4,687	4,936	9,945	9,848
General and administrative, excluding stock compensation, restructuring and transaction fees	5,262	4,983	10,593	10,092
Stock compensation	456	635	1,046	1,316
Restructuring charge	(82)	—	180
Transaction fees	146	56	370	140

Total operating expenses	10,469	10,610	22,134	21,396

Income from operations	1,564	1,343	2,112	1,619

Other income (expense):
Interest income	21	63	25	177
Interest expense	(3,759)	(3,010)	(6,803)	(5,667)
Loss on debt extinguishment	—	—	—	(1,651)
Other income (expense), net	232	202	693	477

Loss from continuing operations before income taxes and discontinued operations	(1,942)	(1,402)	(3,973)	(5,045)

Income taxes	(499)	(500)	(998)	(913)

Loss from continuing operations before discontinued operations	(2,441)	(1,902)	(4,971)	(5,958)

Discontinued operations, net of income taxes	(50)	(237)	(67)	(551)

Net loss	(2,491)	(2,139)	(5,038)	(6,509)

Accretion of preferred stock dividends	(825)	(736)	(1,627)	(1,120)

Net loss attributable to common stockholders	$(3,316)	$(2,875)	$(6,665)	$(7,629)

Basic and diluted net loss per common share:

Loss from continuing operations before discontinued operations available to common shareholders	$(0.09)	$(0.07)	$(0.19)	$(0.20)
Loss from discontinued operations, net of income taxes	(0.00)	(0.01)	(0.00)	(0.02)

Net loss attributable to common stockholders	$(0.09)	$(0.08)	$(0.19)	$(0.22)

Basic and diluted weighted average number of common shares outstanding	35,457	34,927	35,401	34,422

Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NaviSite Financial Tables
Condensed Consolidated Balance Sheets

	January 31, 2009	July 31, 2008
	Unaudited
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$2,958	$3,261
Accounts receivable, less allowance for doubtful accounts of $918 and $897 at January 31, 2009 and July 31, 2008, respectively	19,719	18,927
Unbilled accounts receivable	1,644	1,711
Prepaid expenses and other current assets	7,216	11,557

Total current assets	31,537	35,456

Non-current assets	132,733	140,257

Total assets	$164,270	$175,713

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Notes payable, current portion	$5,987	$6,100
Capital lease obligations, current portion	3,348	3,166
Accounts payable	5,173	7,033
Accrued expenses, deferred revenue, deferred other income and customer deposits	18,081	17,499

Total current liabilities	32,589	33,798

Total non-current liabilities	127,676	133,158

Total liabilities	160,265	166,956

Preferred stock	29,156	27,529

Total stockholders’ equity (deficit)	(25,151)	(18,772)

Total liabilities and stockholders’ equity (deficit)	$164,270	$175,713

Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA

NaviSite Financial Tables
Condensed Consolidated Statements of Cash Flow

	For the Three Months Ended
	January 31, 2009	January 31, 2008
	Unaudited
	(In thousands)

Net cash provided by (used for) operating activities	$2,517	$(1,191)

Net cash used for investing activities	(2,543)	(2,930)

Net cash provided by (used for) financing activities	(1,873)	3,755

Net cash used for discontinued operations	(21)	(208)

Effect of exchange rate changes on cash	(142)	—

Net increase (decrease) in cash	(2,062)	(574)

Cash and cash equivalents, beginning of period	5,020	5,479

Cash and cash equivalents, end of period	$2,958	$4,905

	For the Six Months Ended
	January 31, 2009	January 31, 2008
	Unaudited
	(In thousands)

Net cash provided by (used for) operating activities	$12,054	$(1,106)

Net cash used for investing activities	(6,280)	(28,352)

Net cash provided by (used for) financing activities	(5,727)	23,156

Net cash used for discontinued operations	(9)	(494)

Effect of exchange rate changes on cash	(341)	—

Net increase (decrease) in cash	(303)	(6,796)

Cash and cash equivalents, beginning of period	3,261	11,701

Cash and cash equivalents, end of period	$2,958	$4,905

Corporate Headquarters: 400 Minuteman Road Andover MA, 01810 USA